Exhibit 10.1

VOTING AGREEMENT AND OTHER COVENANTS

among, on one side,

KEY SHAREHOLDERS

and, on the other side,

EVERTEC BRASIL INFORMÁTICA S.A.

and, as intervening-consenting parties,

SINQIA S.A.

EVERTEC, INC.

July 20, 2023

VOTING AGREEMENT AND OTHER COVENANTS

This Voting Agreement and Other Covenants (“Agreement”) is entered by and among, on one side,

(i)       ANTONIO LUCIANO DE CAMARGO FILHO, Brazilian, business manager, enrolled with the CPF under No. 060.171.578-09, with commercial address at Rua Bela Cintra, No. 755, 7th floor, Consolação, in the City of São Paulo, State of São Paulo (“Antonio”);

(ii)     BERNARDO FRANCISCO PEREIRA GOMES, Brazilian, engineer, enrolled with the CPF under No. 103.914.268-00, with commercial address at Rua Bela Cintra, No. 755, 7th floor, Consolação, in the City of São Paulo, State of São Paulo (“Bernardo”);

(iii)     HIX CAPITAL SPO III FUNDO DE INVESTIMENTO DE AÇÕES, an investment fund, registered with the CNPJ under No. 22.232.876/0001-04, HIX AUSTRAL FUNDO DE INVESTIMENTO EM AÇÕES, an investment fund, registered with the CNPJ under No. 31.247.756/0001-63, CLIQUE J FUNDO DE INVESTIMENTOS EM AÇÕES, an investment fund, registered with the CNPJ under No. 32.355.797/0001-36, DUO HIX CAPITAL FUNDO DE INVESTIMENTO DE AÇÕES, an investment fund, registered with the CNPJ under No. 25.401.595/0001-18, HIX CAPITAL 051 FUNDO DE INVESTIMENTO DE AÇÕES, an investment fund, registered with the CNPJ under No. 42.870.920/0001-00, HIX CAPITAL LONG TERM EWM FUNDO DE INVESTIMENTO EM AÇÕES, an investment fund, registered with the CNPJ under No. 35.956.684/0001-84, HIX CAPITAL LONG TERM FUNDO DE INVESTIMENTO EM AÇÕES, an investment fund, registered with the CNPJ under No. 36.327.192/0001-92, HIX CAPITAL MASTER FUNDO DE INVESTIMENTO EM AÇÕES, an investment fund, registered with the CNPJ under No. 28.767.201/0001-38, HIX CAPITAL INSTITUCIONAL MASTER FUNDO DE INVESTIMENTO EM AÇÕES, an investment fund, registered with the CNPJ under No. 35.939.458/0001-95, HIX PREV 100 MASTER FUNDO DE INVESTIMENTO MULTIMERCADO, an investment fund, registered with the CNPJ under No. 32.760.223/0001-43, HIX PREV II MASTER FUNDO DE INVESTIMENTO MULTIMERCADO, an investment fund, registered with the CNPJ under No. 41.035.308/0001-50, HIX PREV III MASTER FUNDO DE INVESTIMENTO EM AÇÕES, an investment fund, registered with the CNPJ under No. 43.508.285/0001-89, HIX PREV IV MASTER FUNDO DE INVESTIMENTO EM AÇÕES, an investment fund, registered with the CNPJ under No. 45.664.316/0001-16, HIX CAPITAL HS FUNDO DE INVESTIMENTO EM AÇÕES, an investment fund, registered with the CNPJ under No. 46.040.912/0001-98, HIX CAPITAL FUND SPC - HIX EQUITIES 1 SEGREGATED PORTFOLIO, an investment fund segregated portfolio, all herein dully represented by their manager, HIX Investimentos Ltda., a limited liability company, with head offices at Rua Campos Bicudo, No. 98, office 61, Jardim Europa, in the City of São Paulo, State of São Paulo, registered with the CNPJ under No. 14.205.023/0001-47 (jointly, the “Hix Funds”);

(iv)     TARPON WAHOO MASTER FUNDO DE INVESTIMENTO EM AÇÕES, an investment fund, registered with the CNPJ under No. 36.771.013/0001-01, SQI MASTER FUNDO DE INVESTIMENTO EM AÇÕES, an investment fund, registered with the CNPJ under No. 48.279.446/0001-23, TP PARTNERS PUBLIC EQUITIES FUND, LP., an investment fund, registered with the CNPJ under No. 16.779.814/0001-06, all herein dully represented by its manager TPE Gestora de Recursos Ltda., a limited liability company, with head offices at Avenida Magalhães de Castro, No. 4800, 12nd floor, Torre 1, Cidade Jardim, City of São Paulo, state of São Paulo, registered with the CNPJ under No. 35.098.801/0001-16 (jointly, the “Tarpon Funds”);

Antonio, Bernardo, Hix Funds and Tarpon Funds jointly referred to as “Key Shareholders”; and, on the other side,

(v)      EVERTEC BRASIL INFORMÁTICA S.A., a closed company incorporated and existing in accordance with the laws of the Federative Republic of Brazil, enrolled with CNPJ under No. 06.187.556/0001-15, with head offices in the City of São Paulo, State of São Paulo, at Alameda Lorena, 638, 3rd floor, suites 31 and 32, Jardim Paulista, CEP 01424-002, herein represented in accordance with its bylaws (“Evertec BR”), and, as intervening-consenting parties,

(vi)     SINQIA S.A., a publicly held company incorporated and existing in accordance with the laws of the Federative Republic of Brazil, enrolled with CNPJ under No. 04.065.791/0001-99, with head offices in the City of São Paulo, State of São Paulo, at Rua Bela Cintra, No. 755, 7th floor, Consolação, CEP 01415-003, herein represented in accordance with its bylaws (“Sinqia”); and

(vii)    EVERTEC, INC., a listed company in NYSE and incorporated and existing in accordance with the laws of Porto Rico, with head offices at Cupey Center Building, Road 176, Kilometer 1.3, San Juan, Puerto Rico 00926, herein represented in accordance with its bylaws (“Evertec Inc”),

The abovementioned signatories are individually and indistinctly referred to as “Party” and jointly as “Parties”.

RECITALS

(i)       WHEREAS, on the date hereof, the Key Shareholders hold 30,182,863 common shares issued by Sinqia, representing approximately thirty-five point six percent (35.6%) of Sinqia’s voting capital stock, distributed among Key Shareholders in accordance with Exhibit I;

(ii)      WHEREAS, on the date hereof, the Parties executed a certain Merger Agreement and Other Covenants (“Merger Agreement”), which sets forth the main terms and conditions regarding the merger of shares of Sinqia by and into Evertec BR (“Merger of Shares”);

(iii)     WHEREAS as a result of the Merger of Shares, upon the fulfilment of the conditions precedent provided in the Merger Agreement, Sinqia’s shareholders will receive redeemable shares issued by Evertec BR, which will be immediately redeemed and paid (“Redemption of Shares” and, jointly with the Merger of Shares, the “Transaction”); and

(iv)     WHEREAS the Key Shareholders approve the Transaction and, as an essential condition for Evertec BR to sign the Merger Agreement, Key Shareholders have agreed to vote favorably to the Transaction, as well as act exclusively with Evertec BR and carry out all reasonably commercial acts in order to assure closing of the Transaction;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and intended to be legally bound hereby, the Parties hereby agree as follows:

CHAPTER I
DEFINITIONS AND INTERPRETATION

1.1.	Definitions. As used herein, the following terms shall have the following meanings:

“Anti-Corruption Laws” means (a) Brazilian Federal Law No. 12,846, dated August 1, 2013, as amended; (b) Articles 9, 10, 11 and 12 of Brazilian Law No. 8,429, dated June 2, 1992, as amended; (c) Articles 333, 337-B and 337-C of Brazilian Law-Decree No. 2,848, dated December 7, 1940, as amended; (d) Articles 88, 89, 92, 97 and 98 of Brazilian Law No. 8,666, dated June 21, 1993, as amended; (e) Brazilian Law No. 9,504, dated September 30, 1997, as amended; and (f) any other similar Applicable Law which has as its object preventing corruption or bribery (governmental or contractual) and that is applicable, individually, to each of the relevant Persons. The following laws shall also be deemed as part of the Anti-Corruption Laws definition in respect of Key Shareholders, to the extent applicable to any given Person: (i) the Organization for Economic Cooperation and Development (OECD) Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997; (ii) the UK Bribery Act 2010 (c.23), as amended, and any rules, regulations and guidance promulgated thereunder; (iii) FCPA; and (iv) laws, rules and regulation applicable to them relating to the United Nations Convention against Corruption.

“Applicable Law” means, as to any Person, any applicable federal, state, local, domestic or foreign constitution, statute, law, ordinance, decree, code, regulation, rule, provisional measure, treaty, ruling, directive, instruction, resolution, determination of any Governmental Authority or Governmental Order, including stock exchange or listing rules, applicable to the relevant Person and/or its business, properties, employees or assets.

“Appraisal Report” means the appraisal report of Sinqia at economic value, to be prepared for purposes of the Merger of Shares.

“B3” means B3 S.A. - Brasil, Bolsa, Balcão.

“Brazilian Civil Code” means Brazilian Law No. 10,406, dated January 10, 2002, as amended.

“Brazilian Corporations Law” means Brazilian Law No. 6,404, dated December 15, 1976, as amended.

“Brazilian GAAP” means the accounting principles generally accepted in Brazil as per (a) the International Financial Reporting Standards - IFRS issued by the International Accounting Standards Board - IASB; (b) the Brazilian Corporations Law; and (c) the accounting standards issued by the Brazilian Accounting Pronouncements Committee (Comitê de Pronunciamentos Contábeis - CPC), as approved by the Brazilian Federal Accounting Council (Conselho Federal de Contabilidade - CFC) and CVM.

“Business Day” means any day other than Saturday, Sunday or a day on which commercial banks are obligated, authorized or required by Applicable Law to remain closed for business in the cities of (i) São Paulo, State of São Paulo, Brazil, (ii) New York, State of New York, United States, and (iii) San Juan, Puerto Rico.

“Closing” means the consummation of the Merger of Shares and the Redemption of Shares, with Sinqia becoming a fully-owned subsidiary of Evertec BR, as described in the Merger Agreement.

“Closing Date” means the date of the Closing of the Transaction.

“Control” has the meaning set forth in the Brazilian Corporations Law.

“Competing Offer” means any offer, proposal, announcement or launching, by any other Person or interested third party (other than Evertec BR or its Subsidiaries), involving: (i) any merger (incorporação), merger of shares (incorporação de ações), spin-off (cisão), consolidation (fusão) or acquisition or transfer of assets of or by Sinqia; or (ii) any other type of transaction that would prevent, compete or impair Closing of the Transaction and which would require in any fashion Sinqia’s actions, including, but not limited to (a) indebtedness; (b) issuance of other securities convertible into or exchangeable to equity interests; (c) any sale or disposition of any of Sinqia’s or any of its Subsidiaries’ Relevant Assets (as defined in the Merger Agreement), taken as a whole; or (d) any partnership, joint venture or strategic alliances.

“CVM” means Comissão de Valores Mobiliários - CVM, the Brazilian Securities Commission.

“Governmental Authority” means any international, supranational or national government or other government authority or political subdivision or quasi-Governmental Authority thereof, whether on a federal, national, state, provincial, municipal or local level and whether executive, legislative or judicial in nature, including any agency, entity, body, authority, board, bureau, commission, court, tribunal, judicial or arbitration body or panel, arbitrator, department, commission, professional entity, professional council, registry office or other instrumentality thereof, or any other Person authorized to act on behalf of any of the foregoing, having jurisdiction over the applicable Person, its business, properties, employees or assets.

“Governmental Order” means any order, judgment, decree, award, directive, injunction, writ, sentence, decision, stipulation, determination, award, measure, assessment or similar legal restraint issued or granted by, or binding settlement having the same effect with, any competent Governmental Authority.

“Lien” means any encumbrance, charge, lien, license, pledge, security interest, mortgage, deed of trust, or other similar restrictions on title, use or ownership.

“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, trust, firm, company (including any limited liability company or joint stock company), association, organization, investment fund, condominium, Governmental Authority or entity of any kind, in any case incorporated or unincorporated, whether or not a legal entity.

“Protocol” means the Protocolo e Justificação de Incorporação de Ações de Emissão da Sinqia S.A pela Evertec Brasil Informática S.A., as required pursuant to Article 224 and 225 of the Brazilian Corporations Law, strictly reflecting the terms and conditions herein and those required by the Brazilian Corporations Law.

“Reais” or “R$” means the lawful currency of the Federative Republic of Brazil.

“Related Parties” has the meaning assigned to such term in the applicable accounting rules approved by CVM.

“SEC” means the U.S. Security and Exchange Commission.

“SELIC” means the base interest rate of Sistema Especial de Liquidação e de Custódia – SELIC, as administered by the Central Bank of Brazil, or any other index that may replace it.

“Sinqia’s GSM” shall mean Sinqia’s general shareholders’ meeting called to approve: (a) the Protocol; (b) the Merger of Shares; (c) the authorization for the management of Sinqia to subscribe Evertec BR New Shares (as defined in the Merger Agreement) on the Closing Date; (d) the waiver of Evertec BR obligation to be listed in the Novo Mercado special segment of B3 due to the Transaction, as required by Article 46, Sole Paragraph, of the Novo Mercado Ruling; and (e) the authorization for Sinqia’s management to adopt all measures necessary to perform the resolutions taken.

“Sinqia’s Stock Plans” shall have the meaning ascribed thereto in the Merger Agreement.

“Subsidiary” means, with respect to a Person, any partnership, limited liability company, corporation or other business entity Controlled by a certain other Person.

“Tax” or “Taxes” means, all taxes, charges, fees, duties, tariffs, contributions, social contributions, imposts, levies or other assessments imposed by any Governmental Authority (including interest, penalties, fines, monetary adjustments and other additions imposed to such taxes), including, without limitation, over income, profits, gross receipts, capital gains, transfer, sales, property, license, payroll, social security, withholding and any and all other taxes and governmental charges of any nature (whether payable directly or by withholding).

“Transfer” means any sale, transfer, assignment, contribution, pledge, donation, exchange, encumbrance, disposal, lease grant of options or any other means of disposal (including any contract, option or other arrangement or understanding with respect to any of the above) to any person, in whole or in part, with or without consideration.

1.2.     Further Defined Terms. The terms below shall have the meanings ascribed to them in the indicated Section:

Defined Terms	Section
Agreement	Preamble
Alternative Transaction	4.1(b)
Antonio	Preamble
Arbitration Chamber	10.1
Arbitration Rules	10.1
Bernardo	Preamble
Blocked Person	5.2(v)
Bound Shares	2.1
Evertec BR	Preamble
Exclusivity Period	4.1
Fine for Breach	7.1
HIX Funds	Preamble
Key Shareholders	Preamble
Merger Agreement	Whereas (ii)
Merger of Shares	Whereas (ii)
Redemption of Shares	Whereas
Representatives	4.1(b)
SFA Funds	Preamble
Sinqia	Preamble
Tarpon Funds	Preamble
Transaction	Whereas (iii)
Transfer Restrictions	2.3

1.3.     Interpretation.

(i)     Unless otherwise specified, all preamble, recitals, article, section, exhibit and schedule references used in this Agreement are to the preamble, recitals, articles, sections, exhibits and schedules to this Agreement, which are hereby incorporated by reference into this Agreement and form an integral part hereof.

(ii)     The terms “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein”, “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The word “or” shall mean “and/or” unless the context dictates otherwise. The word “will” shall have the same meaning as the word “shall” and vice versa.

(iii)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, such action may be validly taken on or by the following day that is a Business Day. Any and all time periods set forth in this Agreement shall be counted pursuant to Article 132 of the Brazilian Civil Code.

(iv)    The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(v)    All references to any of the Parties include their respective successors authorized by Applicable Law and permitted assigns authorized by this Agreement.

(vi)    For all purposes of this Agreement, Sinqia and Key Shareholders shall be deemed to be on one side and Evertec BR and Evertec Inc on the other side of this Agreement and the Transaction.

(vii)   This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party as having been drafted by it will not apply to any construction or interpretation of this Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. Each Party acknowledges and agrees that any rule of law or any legal decision that would require interpretation of any claimed ambiguities in the Transaction documents against the drafting Party has no application and is expressly waived by the Parties.

CHAPTER II
PURPOSE

2.1.     This Agreement binds all shares issued by Sinqia held by Key Shareholders (and/or their permitted successors and assigns) on this date, and those that may be held by the Key Shareholders in the future, and any rights for subscription of shares or right for conversion or exchange for shares issued by Sinqia, as well as all the rights and prerogatives inherent thereto, which may be granted, at any time, to the Key Shareholders (and/or to their successors and permitted assigns) (“Bound Shares”).

2.2.     The Key Shareholders hereby irrevocably and irreversibly undertake to comply with the provisions of this Agreement as to (i) exercise the voting rights inherent to the Bound Shares as per the terms and conditions set forth herein; (ii) comply with the restrictions on the transfer of the Bound Shares provided for herein, and with all obligations set forth in this Agreement and in the Merger Agreement; (iii) comply with the exclusivity obligations undertaken herein; as well as (iv) take all reasonable actions in order to assure Closing of the Transaction, as set forth in the Merger Agreement.

2.3.    On this date, and immediately after the execution of this Agreement, the Parties will file a copy of this Agreement at Sinqia’s head offices, for all purposes of Article 118 of Brazilian Corporation Law. Within two (2) Business Days as from the date hereof, Key Shareholders and Sinqia shall send to the bookkeeping agent of the Bound Shares a notice informing that the Bound Shares cannot be Transferred as from the date hereof and until the date Sinqia’s GSM is held and votes on the Transaction (inclusive) or the date of termination of the Merger Agreement, whichever happens first (“Transfer Restriction”). Within two (2) Business Days counted as of this date, Key Shareholders and Sinqia shall make all necessary arrangements, directly or by means of an entity that can provide brokerage services concerning the Bound Shares, to ensure that the Transfer Restriction over the Bound Shares is registered with the B3. The Parties further agree that, within five (5) Business Days counted from the date hereof, each Key Shareholders shall deliver a notice (with the relevant ancillary documents) to Evertec BR informing that the Transfer Restriction is effective.

2.3.1.Sinqia is hereby authorized and required, and Sinqia hereby agrees and undertakes, to consider the votes of the Key Shareholders to having been cast as provided for in this Agreement and to disregard any vote in the contrary as null and void.

2.3.2.Any refusal of Key Shareholders to vote in accordance with this Agreement, or any abstention to vote, shall be subject to the provisions Article 118, paragraphs 8 and 9, of Brazilian Corporations Law. For the avoidance of doubt, any vote exercised in breach of this Agreement shall be considered null and void by the chairperson of a relevant meeting.

2.3.3.The Key Shareholders further agree that the rights underlying the Bound Shares, or arising from their ownership, may not be exercised unless in accordance with this Agreement, without prejudice to other legal effects and specific penalties provided for in this Agreement.

CHAPTER III
VOTING COMMITMENTS AND OBLIGATIONS

3.1.     As a condition for Evertec BR to propose and carry out the Transaction, Key Shareholders hereby irrevocably and irreversibly undertake to perform all necessary acts, and cooperate with the performance of all necessary acts of the other Parties in order to comply with the Merger Agreement and to approve and consummate the Transaction, including, without limitation:

(i)      All Key Shareholders shall attend Sinqia’s GSM and vote in favor of any and all matters or proposals that may be necessary or required for the consummation of the Transaction, at Sinqia’s GSM or any other shareholders’ meetings of Sinqia called or required for the Transaction, either by (a) timely sending their bulletins for distance voting (boletins de voto à distância), as authorized by CVM applicable regulation and in accordance with Sinqia’s instructions; or (b) attending the shareholders’ meetings, in accordance with Sinqia’s instructions;

(ii)     All Key Shareholders shall reject any matter, proposal or offer that may harm, impair or otherwise conflict with the Transaction or with any other obligation undertook within the Merger Agreement, including, but not limited to, (a) in case a tender offer to acquire the shares issued by Sinqia is announced or launched by a third-party, Key Shareholders shall vote against such tender offer (in case such tender offer is presented for their approval in any corporate resolution); and (b) in case a shareholders’ meeting of Sinqia is called to vote on the waiver of the poison pill provided in Article 30 of the Bylaws of Sinqia or in any other matter that would benefit or enable an Alternative Transaction (as defined below) to take place, Key Shareholders shall vote against such matter (except if such shareholders’ meeting is called at the request of Evertec BR, in which case Key Shareholders shall vote as requested by Evertec BR, as applicable);

(iii)   In case a tender offer to acquire the shares issued by Sinqia is announced or launched by a third-party, Key Shareholders shall not tender the Bound Shares in such tender offer; and

(iv)    In case Sinqia’s GSM is not called by the management of Sinqia within 5 (five) Business Days after the delivery, by Evertec BR to Sinqia, of the information and documents required under Section 4.1.1 of the Merger Agreement, the Key Shareholders shall, pursuant to Article 123 of the Brazilian Corporations Law, exercise their rights and require the Sinqia’s Board of Directors to call Sinqia’s GSM, and in the event Sinqia’s GSM is not called by its Board of Directors, the Key Shareholders shall directly call the Sinqia’s GSM to (a) approve and execute the Protocol of the Merger of Shares; and (b) approve any matters required for the approval and/or consummation of the Transaction.

CHAPTER IV
EXCLUSIVITY; COOPERATION

4.1.     Exclusivity. Key Shareholders undertake, directly and/or indirectly, from this date until what occurs first between (i) the Closing of the Transaction; or (ii) termination of this Agreement, as set forth in Chapter VI below (“Exclusivity Period”) that:

(a)      the Parties will have the sole and exclusive right to negotiate the Transaction;

(b)     Key Shareholders shall not, and shall cause its affiliates, directors, officers, employees, consultants, advisors, agents and any other representatives (“Representatives”) not to, directly or indirectly: (i) take any action to invite proposals concerning or relating to, or take any action to solicit, encourage, facilitate, initiate or participate in, (ii) provide or make available any non-public information to any third party in connection with, (iii) enter into or continue any negotiations or discussions concerning, or (iv) enter into any agreement, commitment, letter of intent, memorandum of understanding, term sheet or other instrument, whether binding or non-binding; in each of the cases mentioned under items (i), (ii), (iii) and (iv) relating to a potential merger, consolidation, business combination, tender offers or other similar direct or indirect transaction with any person involving, directly or indirectly, any transfer, sale, encumbrance or disposal to a third party or its controlled affiliates of: (1) any shares of capital stock; (2) other equity interests; (3) indebtedness or other securities convertible into or exchangeable to equity interests; (4) any sale or disposition of any of Sinqia’s or any of its Subsidiaries’ Relevant Assets (as defined in the Merger Agreement); or (5) any partnership, joint venture or strategic alliances that may impact the consummation of the Transaction (any of the foregoing, an “Alternative Transaction”);

(c)     Key Shareholders will, and will cause their respective Representatives to immediately cease any activities, discussions or negotiations with any person or entity (other than Evertec BR or its Representatives) with respect to any Alternative Transaction;

(d)    in the event that any Key Shareholder (whether directly or by means of a Representative) receives any proposal, offer or indication of interest from any Person regarding any Alternative Transaction, such Key Shareholder or Representative shall, promptly (but in no event later than the end of the Business Day following the receipt of any such communication) communicate Evertec BR about the existence of a third party proposal, offer or indication of interest; and shall not discuss, entertain or participate in any discussions or negotiations with respect to such proposal, offer or indication of interest. If for any reason it is required or necessary for Key Shareholders to manifest or give an opinion about an Alternative Transaction, they shall reject the Alternative Transaction; and

(e)    Key Shareholders shall not request or demand at any time that a tender offer shall be launched by Evertec BR or Evertec Inc due to the Transaction.

4.2.     Obligations Under Merger Agreement. The Parties undertake to comply with all obligations provided in the Merger Agreement.

4.3.    Cooperation. The Parties hereby irrevocably and irreversibly undertake to cooperate with the performance of all acts required by the other Parties for purposes of implementing the Transaction.

CHAPTER V
REPRESENTATIONS AND WARRANTIES

5.1.     Representations and Warranties by Evertec Inc and Evertec BR. Evertec Inc and Evertec BR represent and warrant that the following information is true, complete, precise, accurate and correct, on the date hereof and will continue to be so until Closing (except where the representations and warranties themselves contain a reference to a previous date, in which case they shall be true and correct in all respects as of such date):

(i)     Incorporation, Capacity and Authority. Evertec BR is a company duly organized and validly existing according to the Laws of the Federative Republic of Brazil. The execution of this Agreement was – and the consummation of the operations provided for herein will have been on their respective applicable dates – duly and regularly authorized and approved in accordance with the Applicable Law and the respective organizational documents of Evertec BR. This Agreement is a valid and binding obligation for Evertec BR and Evertec Inc and is enforceable against Evertec BR and Evertec Inc in accordance with its terms. All corporate approvals required for Evertec Inc to sign this Agreement and comply with its obligations herein have been obtained and there is no additional corporate approval required for Evertec Inc to consummate the Transaction that is not expressly mentioned in this Agreement.

(ii)    Funding. Evertec BR will have upon Closing all funds necessary to consummate the Transaction and comply with all provisions of the Merger Agreement, including but not limited to the payment for the Redemption of Shares.

(iii)    No Conflicts. The performance of the actions provided for in this Agreement and in the other documents referred to in this Agreement by Evertec Inc and Evertec BR do not (a) violate any law or order of any competent authority having jurisdiction over Evertec Inc, Evertec BR or its Subsidiaries; and (b) violate any provision of Evertec Inc or Evertec BR's bylaws. On this date, there is no pending or imminent lawsuit, proceeding, investigation or procedure against Evertec BR that, if judged unfavorably, would impair the ability of Evertec Inc or Evertec BR to fulfill its obligations under this Agreement, as well as consummate the Transaction.

(iv)   Governmental Authorization. The execution of this Agreement and the performance of the actions contemplated herein by Evertec Inc and Evertec BR do not depend on any action, approval, consent or declaration by any Governmental Authority with authority over Evertec BR and Evertec Inc, assuming the representations provided by Sinqia and Key Shareholders in the Merger Agreement are correct.

(v)    Bribery and Anti-Corruption. Evertec Inc, Evertec BR and its Subsidiaries have not carried out, offered, promised, nor given, directly or indirectly, nor allowed, within the terms of their duties, responsibilities and activities, that any director, employee, representative, consultant or other individual or legal entity, as well as any investment fund, entity or organization, national or foreign acting on their behalf to effect, offer, promise or give any gift, entertainment, payment, loan or other illegal contribution to any Governmental Authority or any officials, agents or employees of a Governmental Authority, in order to benefit Evertec BR or its Subsidiaries, and/or any of their Related Parties, or any Persons in any way, with the intention of: (a) having influence over the applicable Governmental Authority, servant, agent or employee to perform or abstain to perform any act or take any decision regarding his position and/or function; or (b) induce any Governmental Authority or employee, servant or agent thereof to perform or cease to perform any act in violation of the conduct recommended or required by applicable law with respect to the Governmental Authority, servant, agent or employee thereof; or (c) induce a Governmental Authority, servant, agent or employee thereof to use its influence to obtain any advantage or favorable treatment for the purpose of assisting Evertec BR or its Subsidiaries, or any of its Related Parties; or (d) perform any act in violation of Anti-Corruption Laws.

5.1.1. No other representation or warranty. Except for the representations and warranties contained in this Agreement, Evertec Inc and Evertec BR do not provide Sinqia or Key Shareholders with any other representations or warranties, express or implied.

5.2.     Representations and Warranties by Sinqia. Sinqia represents and warrants that the following information is true, complete, precise, accurate and correct, on the date hereof and will continue to be so until Closing (except where the representations and warranties themselves contain a reference to a previous date, in which case they shall be true and correct in all respects as of such date):

(i)      Incorporation, Capacity and Authority. Sinqia is a publicly-held corporation in Brazil, duly organized and validly existing according to the Laws of the Federative Republic of Brazil. The execution of this Agreement was – and the consummation of the operations provided for herein will have been on their respective applicable dates – duly and regularly authorized and approved in accordance with the Applicable Law and the respective organizational documents of Sinqia. This Agreement is a valid and binding obligation for Sinqia and is enforceable against Sinqia in accordance with its terms.

(ii)    No Conflicts. The performance of the transactions provided for in this Agreement and in the other documents referred to in this Agreement by Sinqia do not (a) except as referred to in Exhibit 6.1(ii) of the Merger Agreement, conflict or result in violation or constitute a material default of any agreement, with invoiced gross revenue equal to or superior to R$ 10,000,000.00 (ten million Brazilian Reais) individually considered, in the last 12 months comprised within July, 2022 and June, 2023, or create a right, or give rise to the allegation of termination or amendment, or will require modification of financial obligations involving an annual amount equal or superior to R$ 10,000,000.00 (ten million Brazilian Reais) individually considered, in the last 12 months comprised within July, 2022 and June, 2023 or give rise to early maturity of financial obligations, or cancelation or loss of benefit, or the constitution of any Lien (or obligation to create any Lien) on Sinqia's or its Subsidiaries’ assets, property or rights; nor (b) conflict with or result in default of any obligation arising out of a Governmental Order or authorization, license, permit or consent from a Governmental Authority to which Sinqia or any of its Subsidiaries is subject or is a party to; nor (c) violate any provisions of Sinqia's or its Subsidiaries’ bylaws or articles of association, as the case may be. On the date hereof, there is no pending action, lawsuit or investigation against Sinqia or its respective Subsidiaries that could legally impair the completion of any of the operations provided for in this Agreement and in the other documents referred to in this Agreement.

(iii)   Governmental Authorization. The execution of this Agreement and the performance of the actions contemplated herein by Sinqia do not depend on any action, approval, consent or declaration by any Governmental Authority.

(iv)    Bribery and Anti-Corruption. Sinqia and its Subsidiaries have not carried out, offered, promised, nor given, directly or indirectly, nor allowed, within the terms of their duties, responsibilities and activities, that any director, employee, representative, consultant or other individual or legal entity, as well as any investment fund, entity or organization, national or foreign acting on their behalf to effect, offer, promise or give any gift, entertainment, payment, loan or other illegal contribution to any Governmental Authority or any officials, agents or employees of a Governmental Authority, in order to benefit Sinqia  or its Subsidiaries, and/or any of their Related Parties, or any Persons in any way, with the intention of: (a) having influence over the applicable Governmental Authority, servant, agent or employee to perform or abstain to perform any act or take any decision regarding his position and/or function; or (b) induce any Governmental Authority or employee, servant or agent thereof to perform or cease to perform any act in violation of the conduct recommended or required by applicable law with respect to the Governmental Authority, servant, agent or employee thereof; or (c) induce a Governmental Authority , servant, agent or employee thereof to use its influence to obtain any advantage or favorable treatment for the purpose of assisting Sinqia or its Subsidiaries, or any of its Related Parties; or (d) perform any act in violation of Anti-Corruption Laws.

(v)     Sanctions. Sinqia and its Subsidiaries are not (a) listed on any economic or financial sanctions-related restricted or prohibited list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, Brazil, the European Union or any European Union member state or Her Majesty’s Treasury of the United Kingdom (“Blocked Person”); (b) operating, organized or resident in a country, region or territory which is itself the subject of comprehensive economic or financial sanctions; (c) an entity in which one or more Blocked Persons have in the aggregate, directly or indirectly, a fifty percent (50%) or greater equity interest; (d) an entity Controlled by a Blocked Person; or (e) been notified by any Governmental Authority that it may become a Blocked Person in the future.

5.2.1. No Other Representation or Warranty. Except for the representations and warranties contained in this Agreement, Sinqia does not provide Evertec Inc or Evertec BR with any other express or implied representations or warranties.

5.3.     Representations and Warranties by Key Shareholders. Key Shareholders represent and warrant, severally and not jointly, to Evertec Inc and Evertec BR that the following information is true, complete, precise, accurate and correct with respect to each Key Shareholders individually considered, on the date hereof and will continue to be so until Closing (except where the representations and warranties themselves contain a reference to a previous date, in which case they shall be true and correct in all respects as of such date):

(i)     Incorporation, Capacity and Authority. Each Key Shareholder is duly organized and validly existing according to the Laws of the Federative Republic of Brazil, of the United States of America or of the Cayman Islands, as applicable. The execution of this Agreement was – and the consummation of the operations provided for herein will have been on their respective applicable dates – duly and regularly authorized and approved in accordance with the Applicable Law and the respective organizational documents of each Key Shareholder, as applicable. This Agreement is a valid and binding obligation for all Key Shareholders and is enforceable against all Key Shareholders in accordance with its terms.

(ii)    No Conflicts. The performance of the transactions provided for in this Agreement and in the other documents referred to in this Agreement by Key Shareholders do not (a) conflict or result in violation or constitute a default of any material agreement, or create a right, or give rise to the allegation of termination or amendment, or will require modification, or give rise to early maturity of financial obligations, or cancelation or loss of benefit, or the constitution of any Lien (or obligation to create any Lien) on Key Shareholders' assets, property or rights; nor (b) conflict with or result in default of any obligation arising out of a Governmental Order or authorization, license, permit or consent from a Governmental Authority to which Key Shareholders are subject or a party to; nor (c) violate any provisions of Key Shareholders’ bylaws or articles of association, as the case may be. On the date hereof, there is no pending action, lawsuit or investigation against Key Shareholders that could legally impair the completion of any of the operations provided for in this Agreement and in the other documents referred to in this Agreement.

(iii)   Ownership of Bound Shares. Exhibit I hereto sets forth each Key Shareholder’s respective ownership of Bound Shares as of the date of this Agreement. As of the date of this Agreement, the Key Shareholders are the owners of all of the issued and outstanding Bound Shares as listed in Exhibit I.

(iv)    Governmental Authorization. The execution of this Agreement and the performance of the transactions contemplated herein by Key Shareholders do not depend on any action, approval, consent or declaration by any Governmental Authority.

(v)     Bribery and Anti-Corruption. Key Shareholders have not carried out, offered, promised, nor given, directly or indirectly, nor allowed, within the terms of their duties, responsibilities and activities, that any director, employee, representative, consultant or other individual or legal entity, as well as any investment fund, entity or organization, national or foreign acting on their behalf to effect, offer, promise or give any gift, entertainment, payment, loan or other illegal contribution to any Governmental Authority or any officials, agents or employees of a Governmental Authority, in order to benefit Key Shareholders with the intention of: (a) having influence over the applicable Governmental Authority , servant, agent or employee to perform or abstain to perform any act or take any decision regarding his position and/or function; or (b) inducing any Governmental Authority or employee, servant or agent thereof to perform or cease to perform any act in violation of the conduct recommended or required by Applicable Law with respect to the Governmental Authority, servant, agent or employee thereof; or (c) inducing a Governmental Authority, servant, agent or employee thereof to use its influence to obtain any advantage or favorable treatment for the purpose of assisting Key Shareholders or respective Subsidiaries, or any of its Related Parties; or (d) performing any act in violation of Anti-Corruption Laws.

5.3.1.No other Representation or Warranty. Except for the statements and warranties contained in this Agreement, Key Shareholders do not provide Evertec Inc or Evertec BR with any other representations or warranties, express or implied.

CHAPTER VI
TERM

6.1.     This Agreement enters into effect on the date hereof and will remain valid until the occurrence of the earlier of the following events: (i) the Closing of the Transaction; or (ii) the termination of the Merger Agreement.

CHAPTER VII
FINE FOR BREACH

7.1.     In case (i) any Key Shareholder breaches its obligations undertaken in this Agreement, or (ii) the Closing does not occur due to incorrectness or breach of the Representation and Warranties by Key Shareholders provided in Section 5.3 of this Agreement, such breaching Key Shareholder shall pay a compensatory fine to Evertec BR in the amount equivalent to twenty-five percent (25%) of the number of Bound Shares that such Key Shareholder holds on the date hereof multiplied by R$ 28.50 (twenty-eight Brazilian Reais and fifty cents) (“Fine for Breach”); notwithstanding Evertec BR’s right to seek the specific performance of the obligations breached by such Key Shareholder pursuant to Section 9.4 below.

7.2.     Within five (5) Business Days as from the occurrence of the breach of obligation(s) provided hereto, the breaching Key Shareholder shall pay the Fine for Breach to Evertec BR by means of electronic wire transfer of immediately available funds to a bank account held by Evertec BR which shall be timely informed to the breaching Party.

7.3.     If there is a delay in any payment of Fine for Breach owed by any Key Shareholder to Evertec BR, then such Key Shareholder shall be required to pay (i) a penalty of one percent (1%) of the unpaid amount, plus (ii) the unpaid amount adjusted by the SELIC plus (iii) interests equal to one percent (1%) per month, calculated pro rata die, from the first day overdue until the date of effective payment.

CHAPTER VIII
NON-SOLICITATION

8.1.     Non-Solicitation. For the term of this Agreement and, upon Closing, for an additional period of twelve (12) months as of the Closing Date, HIX Funds and Tarpon Funds and their respective Subsidiaries shall not, directly or indirectly, hire or solicit Sinqia’s managers which compensation terms were requested by and disclosed to Evertec before execution of this Agreement.

CHAPTER IX
MISCELLANEOUS

9.1.     No amendment or waiver of any provision of this Agreement shall be valid and binding unless it is in writing and signed (a) by the Party expressing such waiver or (b) all the Parties and Intervenient Parties, in case of amendment. No waiver by any Party of any breach or violation of, default under, or inaccuracy in any representation, warranty, covenant, or agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty, covenant, or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power, or remedy under this Agreement shall operate as a waiver thereof.

9.2.     Neither Party shall, directly or indirectly, assign or delegate (in whole or in part), by sale or otherwise, its rights or obligations under this Agreement without the prior written consent of the other Parties. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and shall be enforceable by the Parties and their respective successors and permitted assigns.

9.3.     If any term or other provision of this Agreement shall be held invalid, illegal or incapable of being enforced by any Applicable Law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination by a court of competent jurisdiction that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transaction contemplated hereby is fulfilled to the extent possible.

9.4.     This Agreement is subject to specific performance rules, pursuant to the Brazilian Code of Civil Procedure (Brazilian Law No. 13,105/2015).

9.5.     This Agreement will be governed and construed in accordance with the laws of the Federative Republic of Brazil.

9.6.     The Parties agree and acknowledge the veracity, authenticity, integrity, validity and effectiveness of this Agreement under the terms of Articles 104 and 107 of the Brazilian Civil Code, and expressly agree that they may be signed by electronic signature (with or without digital certificates). The Parties acknowledge and recognize that such electronic signatures shall be deemed valid and binding to the Parties even if the platform used relies on digital certificates which are not issued by Infraestrutura de Chaves Públicas - ICP-Brasil, in accordance with the terms § 2 of Article 10 of the Provisional Measure No. 2.200-2, dated as of August 24, 2001.

CHAPTER X
DISPUTE RESOLUTION

10.1.   Arbitration. Any dispute arising out of or in connection with this Agreement that is not amicably settled shall be submitted to arbitration, pursuant to Brazilian Law No. 9,307/96, to be administered by the Arbitration Chamber instituted by B3 (“Arbitration Chamber”) in accordance with its arbitration rules in force at the time of initiation of the arbitration (“Arbitration Rules”).

10.2.   Constitution of the Arbitral Tribunal. The arbitral tribunal shall be composed of three (3) arbitrators.  The claimant(s) shall appoint one (1) co-arbitrator and the respondent(s) shall appoint one (1) co-arbitrator, as per the Arbitration Rules. The two (2) co-arbitrators shall jointly appoint the third arbitrator, who will act as president of the arbitral tribunal. If any of the parties to the arbitration fail to appoint the respective co-arbitrator, or if the two (2) co-arbitrators fail to agree on the appointment of the president of the arbitral tribunal within the time limits established by the Arbitration Chamber, the Arbitration Chamber shall make the missing appointments, as per the Arbitration Rules. Any provision in the Arbitration Rules referring to limitations to the appointment of arbitrators among those included in any arbitrators’ list shall not be applied.

10.3.   Multiparty Arbitration. In case of an arbitration involving three (3) or more parties in which (i) these parties are not set in just two groups of claimants or respondents; or (ii) the parties set in the same group of claimants or respondents disagree in relation to the appointment of the respective co-arbitrator, all arbitrators shall be appointed by the Arbitration Chamber, as per the Arbitration Rules, unless all the parties to the arbitration agree otherwise.

10.4.  Seat, Applicable Law and Language of the Arbitration. The seat of arbitration shall be the City of São Paulo, State of São Paulo, Brazil. The law applicable to this Agreement and to the arbitration shall be the Brazilian law and the arbitrators shall not decide the dispute ex aequo et bono or as amiable compositeur. The language of the arbitral proceedings shall be English, provided that evidence may be produced in Portuguese without the need for translation.

10.5.   Urgent Measures. Prior to the constitution of the arbitral tribunal, any request for urgent measure may be addressed to the courts or to the emergency arbitrator, as per the Arbitration Rules. After the constitution of the arbitral tribunal, any request for urgent measures shall be addressed directly to the arbitral tribunal, which may grant, uphold, modify or revoke any measure previously requested to the courts or to the emergency arbitrator, as the case may be.

10.6.  Venue for Judicial Measures. Without prejudice to this arbitration clause, the Courts of São Paulo, State of São Paulo, Brazil shall have exclusive jurisdiction for any judicial request related to (i) the commencement of the arbitration, as per art. 7 of Brazilian Law No. 9,307/96; (ii) provisional or urgent measures, as per art. 22-A of Brazilian Law No. 9,307/96; (iii) the enforcement of extrajudicial enforcement title, without prejudice to the creditor’s prerogative pursuant to art. 781 of Brazilian Law No. 13,105/2015; (iv) the enforcement of arbitral awards, without prejudice to the creditor’s prerogative pursuant to art. 516, sole paragraph, of Brazilian Law No. 13,105/2015; (v) the annulment of or request for a supplemental arbitral award, as per Articles 32 and 33, § 4, of Brazilian Law No. 9,307/96; and (vi) any other disputes that are not subject to arbitration pursuant to Brazilian law. The filing of any judicial request admitted by or compatible with Brazilian Law No. 9,307/96 shall not be construed as a waiver to arbitration.

10.7.   Confidentiality. The arbitral proceedings (including its existence, the parties’ allegations and statements, third-party statements, evidence and documents presented, as well as any decisions rendered by the arbitral tribunal) shall be confidential and shall only be disclosed (i) to the arbitral tribunal, the parties to the arbitration, its representatives and any person necessary to the proper conduction and the result of the arbitration; (ii) if disclosure of a specific information is required for compliance with duties imposed by law; (iii) if the relevant information has been made public by any mean that does not represent a breach of this provision; or (iv) if disclosure of such information is necessary for purposes of any judicial request admitted by or compatible with Brazilian Law No. 9,307/96.

10.8.   Costs and Expenses.  During the arbitration, the costs of the proceedings, including the administrative costs of the Arbitration Chamber, arbitrator’s fees and independent expert’s fees, when applicable, shall be borne by the parties to the arbitration as per the Arbitration Rules. The arbitral award shall order the losing party to reimburse the winning party, according to the outcome of their respective claims and taking into account other circumstances that the arbitral tribunal may deem relevant, for the costs of the arbitration as well as other reasonable expenses incurred by the parties to the arbitration, including contractual attorney’s fees, expert’s fees and other expenses that may be necessary or useful for the arbitral proceedings. The arbitral tribunal shall not order payment of legal attorney’s fees (honorários de sucumbência).

10.9.   Consolidation. The Arbitration Chamber (if before the execution of the terms of reference) or the arbitral tribunal (if after the execution of the terms of reference) may, upon request of one of the parties to simultaneous arbitral proceedings, consolidate simultaneous arbitral proceedings involving this agreement or related instruments if: (i) the arbitration agreements are compatible; (ii) the existing or pending arbitrations relate to substantially similar questions of law or fact; and (iii) there is no unjustifiable harm caused to one of the parties to the consolidated arbitrations. In this case, the jurisdiction to consolidate shall be incumbent upon the first arbitral tribunal constituted and its decision shall be final and binding upon all parties to the consolidated arbitrations.

10.10. Prevalence. In case of any dispute arising out of or in connection with the Sinqia’s bylaws, this arbitration agreement shall be applicable and shall prevail over the provisions of Section VIII, Article 33 of the bylaws in case of any discrepancy or incompatibility.

10.11. Commitment Clause. The Parties hereby declare that they are bound by this arbitration clause and undertake to participate in any arbitration that may be commenced, as well as to comply with the arbitral tribunal’s orders, decisions and awards. The Parties declare their consent for any eventual disputes also related to the Merger Agreement shall be decided in the same arbitration procedure based on this arbitration clause.

IN WITNESS WHREOF, the Parties have caused this Agreement to be duly signed and binding upon the Parties in the presence of the two (2) undersigned witnesses.

São Paulo, July 20, 2023.

(Signature pages to follow)

(signature page 1/3 of the Voting Agreement and Other Covenants, executed on July 20, 2023)

Key Shareholders:

/s/ ANTONIO LUCIANO DE CAMARGO FILHO
ANTONIO LUCIANO DE CAMARGO FILHO	BERNARDO FRANCISCO PEREIRA GOMES

HIX CAPITAL SPO III FUNDO DE INVESTIMENTO DE AÇÕES	HIX AUSTRAL FUNDO DE INVESTIMENTO EM AÇÕES
Hix Investimentos Ltda.	Hix Investimentos Ltda.
By: Rodrigo Heilberg	By: Rodrigo Heilberg

CLIQUE J FUNDO DE INVESTIMENTOS EM AÇÕES	DUO HIX CAPITAL FUNDO DE INVESTIMENTO DE AÇÕES
Hix Investimentos Ltda.	Hix Investimentos Ltda.
By: Rodrigo Heilberg	By: Rodrigo Heilberg

HIX CAPITAL 051 FUNDO DE INVESTIMENTO DE AÇÕES	HIX CAPITAL LONG TERM EWM FUNDO DE INVESTIMENTO EM AÇÕES
Hix Investimentos Ltda.	Hix Investimentos Ltda.
By: Rodrigo Heilberg	By: Rodrigo Heilberg

HIX CAPITAL LONG TERM FUNDO DE INVESTIMENTO EM AÇÕES	HIX CAPITAL MASTER FUNDO DE INVESTIMENTO EM AÇÕES
Hix Investimentos Ltda.	Hix Investimentos Ltda.
By: Rodrigo Heilberg	By: Rodrigo Heilberg

HIX CAPITAL INSTITUCIONAL MASTER FUNDO DE INVESTIMENTO EM AÇÕES Hix Investimentos Ltda. By: Rodrigo Heilberg	HIX PREV 100 MASTER FUNDO DE INVESTIMENTO MULTIMERCADO Hix Investimentos Ltda. By: Rodrigo Heilberg

(signature page 2/3 of the Voting Agreement and Other Covenants, executed on July 20, 2023)

HIX PREV II MASTER FUNDO DE INVESTIMENTO MULTIMERCADO Hix Investimentos Ltda. By: Rodrigo Heilberg	HIX PREV III MASTER FUNDO DE INVESTIMENTO EM AÇÕES Hix Investimentos Ltda. By: Rodrigo Heilberg

HIX PREV IV MASTER FUNDO DE INVESTIMENTO EM AÇÕES Hix Investimentos Ltda. By: Rodrigo Heilberg	HIX CAPITAL HS FUNDO DE INVESTIMENTO EM AÇÕES Hix Investimentos Ltda. By: Rodrigo Heilberg

HIX CAPITAL FUND SPC - HIX EQUITIES 1 SEGREGATED PORTFOLIO Hix Investimentos Ltda. By: Rodrigo Heilberg

TARPON WAHOO MASTER FUNDO DE INVESTIMENTO EM AÇÕES

TPE Gestora de Recursos Ltda. By: Caio Lewkowicz	TPE Gestora de Recursos Ltda. By: Fabrício Carvalho Silva

SQI MASTER FUNDO DE INVESTIMENTO EM AÇÕES

TPE Gestora de Recursos Ltda. By: Caio Lewkowicz	TPE Gestora de Recursos Ltda. By: Fabrício Carvalho Silva

TP PARTNERS PUBLIC EQUITIES FUND, LP

TPE Gestora de Recursos Ltda. By: Caio Lewkowicz	TPE Gestora de Recursos Ltda. By: Fabrício Carvalho Silva

(signature page 3/3 of the Voting Agreement and Other Covenants, executed on July 20, 2023)

Evertec BR:

EVERTEC BRASIL INFORMÁTICA S.A.
By: Pilar Maria Bazterrica
Position: Chief Executive Officer

Intervening-Consenting Parties:

SINQIA S.A.

By: Bernardo Francisco Pereira Gomes Position: Chief Executive Officer	By: Thiago Almeida Ribeiro da Rocha Position: Vice-Chief Executive Officer

EVERTEC, INC.
By: Alberto López Gaffney
Position: Officer

Witnesses:

Name: Pedro Gomez Reyes	Name: Diego dos Santos Rodrigues Pereira